News Release

Exhibit 99.1
Company Contact:
Dan Smith
Acuity Brands, Inc.
(404) 853-1423

Acuity Brands Reports Record Quarterly and Full-Year Results
Net Sales and Earnings Reach All-Time Highs
ATLANTA, October 4, 2017 - Acuity Brands, Inc. (NYSE: AYI) (“Company”) today announced record fourth quarter and full-year results for net sales, net income, and diluted earnings per share (“EPS”). Fiscal 2017 fourth quarter net sales of $957.6 million increased $32.1 million, or 3.5 percent, compared with the year-ago period. Operating profit for the fourth quarter of fiscal 2017 was $152.7 million, an increase of $17.6 million, or 13 percent, over the year-ago period. Net income for the fourth quarter of fiscal 2017 was $90.5 million, an increase of 9 percent compared with the prior-year period. Fiscal 2017 fourth quarter diluted EPS of $2.15 increased 14 percent compared with $1.89 for the year-ago period.
Adjusted diluted EPS for the fourth quarter of fiscal 2017 increased over 15 percent to $2.55 compared with adjusted diluted EPS of $2.21 for the year-ago period. Adjusted operating profit for the fourth quarter of fiscal 2017 increased $19.8 million, or 13 percent, to $176.3 million compared with the year-ago period and adjusted operating profit margin increased 150 basis points over the prior-year period to a record 18.4 percent. Adjusted results for both periods exclude the impact of amortization expense for acquired intangible assets, share-based compensation expense, acquisition-related items (including acquired profit in inventory and professional fees), special charge for streamlining activities, and an impairment of an intangible asset. Management believes these items impacted the comparability of the Company's results and that adjusted financial measures enhance the reader’s overall understanding of the Company's current financial performance by making results comparable between periods. A reconciliation of adjusted financial measures to the most directly comparable U.S. GAAP measure is provided in the tables at the end of this release.
Vernon J. Nagel, Chairman, President, and Chief Executive Officer of Acuity Brands, commented, “We are pleased to report record quarterly and full-year results while continuing to make meaningful investments in areas with significant future growth potential, including the recently introduced Atrius™ Internet of Things (“IoT”) platform and software solutions. We achieved a record adjusted operating profit margin of 18.4 percent, an increase of 150 basis points over prior year. Our fourth quarter net sales growth of nearly 4 percent reflected continued solid performance as initial industry data suggests that the growth rate of the Company’s key end markets in North America was flat to slightly down, which was in line

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with prior quarter’s expectations. We estimate that sales in our Tier 3 & 4 categories, which encompass our holistic, integrated solutions, were up approximately 30 percent this past quarter and now represent 15 percent of our total sales. We believe our record fourth quarter and full-year results reflect our ability to provide customers with truly differentiated value from our industry-leading portfolio of innovative lighting and building management solutions along with superior service.”
Fiscal 2017 Fourth Quarter Results
The 3.5 percent year-over-year growth in fiscal 2017 fourth quarter net sales was primarily due to a 4.5 percent increase in volume, partially offset by a 1 percent net unfavorable change in product prices and mix of products sold (“price/mix”). The change in price/mix was due primarily to lower pricing on luminaires, largely as a result of lower LED component costs. Sales volume was higher across most key product categories and sales channels. Strong market adoption of LED-based products continued during the fourth quarter of fiscal 2017 and represented over two-thirds of the Company’s total net sales.
Fiscal 2017 fourth quarter gross profit margin of 42.5 percent declined 100 basis points compared with prior year’s adjusted gross profit margin but was more than offset by a 250 basis points reduction in adjusted selling, distribution & administrative (“SD&A”) expenses. As a result, fiscal 2017 fourth quarter adjusted operating profit margin increased 150 basis points over the prior-year period to a record 18.4 percent. Higher warranty expense and labor costs were primarily responsible for the lower gross profit margin while the decrease in adjusted SD&A expense was primarily due to a decline in incentive compensation expense that was partially offset by continued investment in additional headcount to support and drive the Company’s tiered solutions strategy.
The Company recorded pre-tax special charges of $9.6 million and $4.9 million during the fourth quarters of fiscal 2017 and 2016, respectively, for actions initiated to streamline the organization, including the integration of recent acquisitions. The fiscal 2017 fourth quarter special charge consisted primarily of severance and employee-related benefit costs for the elimination of certain operations and positions following a realignment of the Company’s operating structure, including positions within various SD&A departments.
Net miscellaneous expense of $2.2 million, or $0.03 diluted EPS, reported for the fourth quarter of fiscal 2017 was comprised primarily of losses associated with changes in foreign currency exchange rates. The Company reported net miscellaneous income of $0.1 million in the prior-year fourth quarter.

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Fiscal 2017 Full-Year Results
Net sales for fiscal 2017 increased $213.8 million, or 6.5 percent, to $3,505.1 million. Results for fiscal 2017 include operating profit of $518.8 million, net income of $321.7 million, and diluted EPS of $7.43.
Adjusted operating profit for fiscal 2017 increased $36.5 million, or 7 percent, to $591.7 million compared with prior year’s adjusted operating profit of $555.2 million. Adjusted operating profit margin for both fiscal 2017 and 2016 was 16.9 percent. Fiscal 2017 adjusted net income increased $22.2 million, or 7 percent, to $365.9 million compared with $343.7 million for the prior-year period. Adjusted diluted EPS for fiscal 2017 increased $0.61, or 8 percent, to $8.45 compared with adjusted diluted EPS of $7.84 for the year-ago period. Adjusted results exclude amortization expense for acquired intangible assets, share-based compensation expense, acquisition-related items (including acquired profit in inventory, professional fees, and certain contract termination costs), special charge for streamlining activities, and an impairment of an intangible asset. Additionally, fiscal 2017 adjusted results exclude a gain associated with the sale of an investment in an unconsolidated affiliate. The total impact of these items on diluted EPS for fiscal 2017 and 2016 was $1.02 and $1.21, respectively. A reconciliation of adjusted financial measures to the most directly comparable U.S. GAAP measure is provided in the tables at the end of this release.
Net cash provided by operating activities totaled $316.2 million for the full year compared with $345.7 million for the year-ago period, representing a year-over-year decrease of 9 percent. Cash and cash equivalents at the end of the fourth quarter of fiscal 2017 totaled $311.1 million, a decrease of $102.1 million since the beginning of the fiscal year. During fiscal 2017, the Company completed the buyback of 2 million shares of Acuity Brands common stock under its previously authorized stock repurchase program at a total cost of $357.9 million.
Outlook
Mr. Nagel commented, “We remain bullish regarding the Company’s prospects for continued future profitable growth. While various leading indicators continue to generally reflect favorable conditions for our end markets, we are cautious regarding a meaningful rebound in our end-markets over the next few quarters as a result of various factors, including labor shortages in the construction industry and uncertainty related to both infrastructure spending as well as federal tax and trade policies. We expect to see some volatility in demand among certain sales channels and geographies, including possible short-term volatility due to the recent hurricanes that hit Florida, Texas, and Puerto Rico. At this time, we expect the growth rate for lighting and building management solutions in the North American market, which

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includes renovation and retrofit activity and comprises over 97 percent of the Company’s revenues, will be up low single-digits for fiscal 2018, reflecting an expected rebound in the second half of the year. We expect to continue to outperform the growth rates of the markets we serve by executing our strategies focused on growth opportunities for new construction and renovation projects, expansion into underpenetrated geographies and channels, and growth from the continued introduction of new lighting and building management solutions as part of our integrated, tiered solutions strategy.”
Management estimates a fiscal 2018 annual tax rate of approximately 35.5 percent before any discrete items, assuming the tax rates in the Company’s taxing jurisdictions remain generally consistent throughout the year. Additionally, management expects fiscal 2018 capital expenditures will approximate 2 percent of net sales.
Mr. Nagel concluded, “We believe the lighting and lighting-related industry as well as building management solutions will experience solid growth over the next decade, particularly as energy and environmental concerns come to the forefront along with emerging opportunities for digital lighting to play a key role in the Internet of Things. We believe we are uniquely positioned to fully participate in this exciting industry.”
The independent registered public accounting firm’s audit report with respect to the Company’s fiscal year-end financial statements will not be issued until the Company completes its annual report on Form 10-K, including its evaluation of the effectiveness of internal controls over financial reporting. Accordingly, the financial results reported in this earnings release are preliminary pending completion of the audit.
Conference Call
As previously announced, the Company will host a conference call to discuss fourth quarter results today, October 4, 2017, at 10:00 a.m. ET. Interested parties may listen to this call live today or hear a replay at the Company's Web site: www.acuitybrands.com.
About Acuity Brands
Acuity Brands, Inc. (NYSE: AYI) is the North American market leader and one of the world’s leading providers of lighting and building management solutions. With fiscal year 2017 net sales of $3.5 billion, Acuity Brands currently employs over 12,000 associates and is headquartered in Atlanta, Georgia with operations throughout North America, and in Europe and Asia. The Company’s products and solutions are sold under various brands, including Lithonia Lighting®, Holophane®, Peerless®, Gotham®, Mark Architectural Lighting™, Winona® Lighting, Juno®, Indy™, Aculux®, Healthcare Lighting®, Hydrel®, American Electric Lighting®, Carandini®, Antique Street Lamps™, Sunoptics®, Distech Controls®,

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Acuity Controls™, nLight®, ROAM®, Sensor Switch® and Atrius™. Visit us www.acuitybrands.com.
Non-GAAP Financial Measures
This news release includes the following non-GAAP financial measures: "adjusted gross profit," “adjusted gross profit margin,” “adjusted SD&A expenses,” “adjusted operating profit,” “adjusted operating profit margin,” “adjusted other expense,” “adjusted net income,” and “adjusted diluted EPS.” These non-GAAP financial measures are provided to enhance the reader's overall understanding of the Company's current financial performance and prospects for the future. Previously, during fiscal 2016, the Company acquired four businesses, which impacted the comparability of many of its GAAP financial measures. Specifically, management believes that these non-GAAP measures provide useful information to investors by excluding or adjusting items for amortization of acquired intangible assets, acquisition-related items, share-based payment expense, which is used as a method to improve retention and align the interests of key leaders of acquired businesses with those of the Company’s shareholders, special charges associated with efforts to streamline the organization that we execute on an ongoing basis and integrate acquisitions, manufacturing inefficiencies directly related to the closure of a facility, and a gain associated with the sale of an investment in an unconsolidated affiliate. Management typically adjusts for these items for internal reviews of performance and uses the above non-GAAP measures for baseline comparative operational analysis, decision making, and other activities. Management believes these non-GAAP measures provide greater comparability and enhanced visibility into the Company’s results of operations as well as comparability with many of its peers, especially those companies focused more on technology and software.
Adjustments related to acquisitions include acquired profit in inventory, professional fees, and certain contract termination costs. While these costs are not operational in nature and are not expected to continue for any singular transaction on an ongoing basis, similar types of costs, expenses and charges have occurred in prior periods and may recur in the future as the Company continues to integrate prior acquisitions and pursues any future acquisitions.
Non-GAAP financial measures included in this news release should be considered in addition to, and not as a substitute for or superior to, results prepared in accordance with GAAP. The most directly comparable GAAP measures for adjusted gross profit and adjusted gross profit margin are gross profit and gross profit margin, respectively, which include the impact of acquisition-related items and manufacturing inefficiencies directly related to the closure of a facility. The most directly comparable GAAP measure for adjusted SD&A expenses is “SD&A expenses” which includes acquisition-related items, amortization of acquired intangible assets, and share-based payment expense. The most directly comparable GAAP measures

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for adjusted operating profit and adjusted operating profit margin are “operating profit” and “operating profit margin,” respectively, which include the impact of acquisition-related items, manufacturing inefficiencies directly related to the closure of a facility, amortization of acquired intangible assets, share-based payment expense, and special charges. The most directly comparable GAAP measures for adjusted other expense is “other expense,” which includes the impact of a gain on sale of investment in an unconsolidated affiliate. The most directly comparable GAAP measures for adjusted net income and adjusted diluted EPS are “net income” and “diluted EPS,” respectively, which include the impact of acquisition-related items, manufacturing inefficiencies directly related to the closure of a facility, amortization of acquired intangible assets, share-based payment expense, special charges, and a gain on sale of investment in an unconsolidated affiliate. A reconciliation of each measure to the most directly comparable GAAP measure is available in this news release. The Company’s non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies, have limitations as an analytical tool, and should not be considered in isolation or as a substitute for GAAP financial measures.
Forward Looking Information
This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that may be considered forward-looking include statements incorporating terms such as "expects," "believes," "intends," “estimates”, “forecasts,” "anticipates," “may,” “should”, “suggests”, “remain”, and similar terms that relate to future events, performance, or results of the Company and specifically include statements made in this press release regarding: volatility in future demand among certain sales channels and geographies, including possible short-term volatility due to recent hurricanes; low single-digit growth rate for lighting and building management solutions in the North American market for fiscal 2018, reflecting an expected rebound in the second half of the year; capital expenditures in fiscal 2018 approximating 2 percent of net sales; fiscal 2018 annual tax rate of 35.5 percent before any discrete items; prospects for continued future profitable growth and expectations for the Company to continue to outperform the growth rates of the markets it serves and execute strategies related to growth opportunities; and overall demand in the Company’s end markets to continue to experience solid growth over the next decade as well as the Company’s position to fully participate. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the historical experience of Acuity Brands and management's present expectations or projections. These risks and uncertainties include, but are not limited to, customer and supplier relationships and prices; competition; ability to realize anticipated benefits from initiatives taken and timing of benefits; market demand; litigation and other contingent liabilities; and

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economic, political, governmental, and technological factors affecting the Company. Please see the other risk factors more fully described in the Company’s SEC filings including risks discussed in Part I, “Item 1a. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended August 31, 2016. The discussion of those risks is specifically incorporated herein by reference. Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to update publicly any of them in light of new information or future events.

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ACUITY BRANDS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	August 31,
	2017
	(Preliminary)	2016
ASSETS
Current Assets:
Cash and cash equivalents	$311.1	$413.2
Accounts receivable, less reserve for doubtful accounts of $1.9 and $1.7, respectively	573.3	572.8
Inventories	328.6	295.2
Prepayments and other current assets	32.6	41.7
Total Current Assets	1,245.6	1,322.9
Property, Plant, and Equipment, net	287.7	267.8
Other Long-Term Assets	1,366.3	1,357.3
Total Assets	$2,899.6	$2,948.0
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$395.1	$401.0
Current maturities of long-term debt	0.4	0.2
Other accrued liabilities	205.4	271.3
Total Current Liabilities	600.9	672.5
Long-Term Debt, less current portion	356.5	355.0
Other Long-Term Liabilities	276.6	260.7
Total Stockholders’ Equity	1,665.6	1,659.8
Total Liabilities and Stockholders’ Equity	$2,899.6	$2,948.0

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ACUITY BRANDS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per-share data)

	Three Months Ended		Year Ended
	August 31,		August 31,
	2017		2017
	(Preliminary)	2016	(Preliminary)	2016
	(Unaudited)
Net Sales	$957.6	$925.5	$3,505.1	$3,291.3
Cost of Products Sold	550.7	523.4	2,023.9	1,855.1
Gross Profit	406.9	402.1	1,481.2	1,436.2
Selling, Distribution, and Administrative Expenses	244.6	262.1	951.1	946.0
Special Charge	9.6	4.9	11.3	15.0
Operating Profit	152.7	135.1	518.8	475.2
Other Expense (Income):
Interest expense, net	8.2	8.0	32.5	32.2
Miscellaneous expense (income), net	2.2	(0.1)	(6.3)	(1.6)
Total Other Expense	10.4	7.9	26.2	30.6
Income before Provision for Income Taxes	142.3	127.2	492.6	444.6
Provision for Income Taxes	51.8	44.3	170.9	153.8
Net Income	$90.5	$82.9	$321.7	$290.8
Earnings Per Share:
Basic Earnings per Share	$2.16	$1.90	$7.46	$6.67
Basic Weighted Average Number of Shares Outstanding	41.9	43.7	43.1	43.5
Diluted Earnings per Share	$2.15	$1.89	$7.43	$6.63
Diluted Weighted Average Number of Shares Outstanding	42.0	43.9	43.3	43.8
Dividends Declared per Share	$0.13	$0.13	$0.52	$0.52

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ACUITY BRANDS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Year Ended August 31,
	2017
	(Preliminary)	2016
Cash flows from operating activities:
Net income	$321.7	$290.8
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	74.6	62.6
Share-based compensation expense	32.0	27.7
Excess tax benefits from share-based payments	(5.2)	(25.6)
Loss (gain) on the sale or disposal of property, plant, and equipment	0.3	(0.9)
Asset impairment	—	5.1
Deferred income taxes	(7.7)	(8.2)
Gain on sale of investment in unconsolidated affiliate	(7.2)	—
Net change in assets and liabilities, net of effect of acquisitions, divestitures and effect of exchange rate changes	(92.3)	(5.8)
Net cash provided by operating activities	316.2	345.7
Cash flows from investing activities:
Purchases of property, plant, and equipment	(67.3)	(83.7)
Proceeds from sale of property, plant, and equipment	5.5	2.2
Investments and acquisitions of businesses, net of cash acquired	—	(623.2)
Proceeds from sale of investment in unconsolidated affiliate	13.2	—
Other investing activities	(0.2)	—
Net cash used for investing activities	(48.8)	(704.7)
Cash flows from financing activities:
Issuance of long-term debt	1.0	2.5
Repurchases of common stock	(357.9)	—
Proceeds from stock option exercises and other	3.0	14.2
Excess tax benefits from share-based payments	5.2	25.6
Dividends paid	(22.7)	(22.9)
Net cash (used for) provided by financing activities	(371.4)	19.4
Effect of exchange rate changes on cash and cash equivalents	1.9	(4.0)
Net change in cash and cash equivalents	(102.1)	(343.6)
Cash and cash equivalents at beginning of year	413.2	756.8
Cash and cash equivalents at end of year	$311.1	$413.2

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ACUITY BRANDS, INC.
Reconciliation of Non-U.S. GAAP Measures
The tables below reconcile certain GAAP financial measures to the corresponding non-GAAP measures:

(In millions, except earnings per share data)	Three Months Ended August 31,		Increase (Decrease)	Percent Change
	2017	2016
Net sales	$957.6	$925.5	$32.1	3.5%

Gross profit	$406.9	$402.1
Add-back: Acquisition-related items (1)	—	0.2
Adjusted gross profit	$406.9	$402.3	$4.6	1.1%
Percent of net sales	42.5%	43.5%	(100)	bps

Selling, distribution, and administrative expenses	$244.6	$262.1
Less: Amortization of acquired intangible assets	(6.1)	(3.1)
Less: Share-based payment expense	(7.9)	(7.9)
Less: Acquisition-related items (1)	—	(0.2)
Less: Impairment of intangible asset	—	(5.1)
Adjusted selling, distribution, and administrative expenses	$230.6	$245.8	$(15.2)	(6.2)%
Percent of net sales	24.1%	26.6%	(250)	bps

Operating profit	$152.7	$135.1
Add-back: Amortization of acquired intangible assets	6.1	3.1
Add-back: Share-based payment expense	7.9	7.9
Add-back: Acquisition-related items (1)	—	0.4
Add-back: Impairment of intangible asset	—	5.1
Add-back: Special charge	9.6	4.9
Adjusted operating profit	$176.3	$156.5	$19.8	12.7%
Percent of net sales	18.4%	16.9%	150	bps

Net income	$90.5	$82.9
Add-back: Amortization of acquired intangible assets	6.1	3.1
Add-back: Share-based compensation expense	7.9	7.9
Add-back: Acquisition-related items (1)	—	0.4
Add-back: Impairment of intangible asset	—	5.1
Add-back: Special charge	9.6	4.9
Total pre-tax adjustments to net income	$23.6	$21.4
Income tax effect	(6.8)	(7.4)
Adjusted net income	$107.3	$96.9	$10.4	10.7%

Diluted earnings per share	$2.15	$1.89
Adjusted diluted earnings per share	$2.55	$2.21	$0.34	15.4%
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(1) Acquisition-related items include acquired profit in inventory and professional fees.

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(In millions, except earnings per share data)	Year Ended August 31,		Increase (Decrease)	Percent Change
	2017	2016
Net sales	$3,505.1	$3,291.3	$213.8	6.5%

Gross profit	$1,481.2	$1,436.2
Add-back: Acquisition-related items (1)	—	2.8
Add-back: Manufacturing inefficiencies (2)	1.6	—
Adjusted gross profit	$1,482.8	$1,439.0	$43.8	3.0%
Percent of net sales	42.3%	43.7%	(140)	bps

Selling, distribution, and administrative expenses	$951.1	$946.0
Less: Amortization of acquired intangible assets	(28.0)	(21.4)
Less: Share-based payment expense	(32.0)	(27.7)
Less: Acquisition-related items (1)	—	(8.0)
Less: Impairment of intangible asset	—	(5.1)
Adjusted selling, distribution, and administrative expenses	$891.1	$883.8	$7.3	0.8%
Percent of net sales	25.4%	26.9%	(150)	bps

Operating profit	$518.8	$475.2
Add-back: Amortization of acquired intangible assets	28.0	21.4
Add-back: Share-based payment expense	32.0	27.7
Add-back: Acquisition-related items (1)	—	10.8
Add-back: Impairment of intangible asset	—	5.1
Add-back: Manufacturing inefficiencies (2)	1.6	—
Add-back: Special charge	11.3	15.0
Adjusted operating profit	$591.7	$555.2	$36.5	6.6%
Percent of net sales	16.9%	16.9%	—	bps

Other expense (income)	$26.2	$30.6
Add-back: Gain on sale of investment in unconsolidated affiliate	7.2	—
Adjusted other expense (income)	$33.4	$30.6	$2.8	9.2%

Net income	$321.7	$290.8
Add-back: Amortization of acquired intangible assets	28.0	21.4
Add-back: Share-based compensation expense	32.0	27.7
Add-back: Acquisition-related items (1)	—	10.8
Add-back: Impairment of intangible asset	—	5.1
Add-back: Manufacturing inefficiencies (2)	1.6	—
Add-back: Special charge	11.3	15.0
Add-back: Gain on sale of investment in unconsolidated affiliate	(7.2)	—
Total pre-tax adjustments to net income	$65.7	$80.0
Income tax effect	(21.5)	(27.1)
Adjusted net income	$365.9	$343.7	$22.2	6.5%

Diluted earnings per share	$7.43	$6.63
Adjusted diluted earnings per share	$8.45	$7.84	$0.61	7.8%
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(1) Acquisition-related items include acquired profit in inventory, professional fees, and certain contract termination costs.
(2) Incremental costs incurred due to manufacturing inefficiencies directly related to the closure of a facility.